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Exhibit 5

December 11, 1998



Chorus Communications Group, Ltd.
8501 Excelsior Drive
Madison, Wisconsin  53717


Gentlemen:

You have requested our opinion as counsel for Chorus Communications Group, Ltd., a Wisconsin corporation (the "Company"), in connection with the registration under the
Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, of 250,000 shares of Common Stock ("Stock") of the Company pursuant to the Company's Employee Stock Purchase Plan ("Plan"), which is expected to be approved by the Company's stockholders at the April 21, 1999 Annual Meeting.

We have examined the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"). We further have examined the certificate of incorporation, the Bylaws, the minutes of the Board of Directors of the Company regarding approval of the Plan, a certificate of an officer of the Company and such other documents as we deemed pertinent as a basis for the opinion hereinafter expressed.

In connection with this opinion we have assumed the following:
(a) the authenticity of original documents and genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information contained in the certificates we have reviewed. As to matters of fact material to our opinions, we have relied on our review of the documents referred to above and on statements made to us by officers of the Company. We have not independently verified any factual matters or any assumptions made by us in this letter and disclaim any inference as to the reasonableness of any such assumption.

Based on the foregoing examination, we are of the opinion that Stock sold pursuant to the Plan will, when issued to the respective participants, be legally issued, fully paid and nonassessable, except for up to six months unpaid employee wages, but not in excess of the consideration paid for the shares, as provided in Paragraph 180.0622(2)(b), Wisconsin Statutes.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

AXLEY BRYNELSON, LLP

/s/ Daniel T. Hardy

Daniel T. Hardy

DTH:dmr